Exhibit 99.3
Trinity Industries, Inc.
Earnings Release Conference Call – Q3 2019
Comments of Timothy R. Wallace
Chief Executive Officer and President
October 24, 2019
Thank you, Jessica, and good morning everyone.
Trinity’s third quarter financial results significantly improved year over year due to the growth of our railcar lease fleet and increased deliveries of new railcars. The 34% increase in revenues and doubling of earnings per share reflects TrinityRail’s ability to grow and improve its financial results.
Demand continued at lower levels during the third quarter due to several economic factors. Our management team is responding accordingly, and is being highly selective when originating new railcar leases. In addition, our third-quarter delivery schedule was impacted by various challenges. As a result, our team worked with our customers to shift a portion of our new railcar production from this year into the first half of next year. This helps smooth out the transition to a lower level of railcar production for next year. Eric will provide specifics on this topic during his remarks.
Trinity is positioned to successfully navigate through the shifts in market demand. We are highly experienced at responding to both short- and long-term cycles. The recurring revenues associated with long-term leases in our railcar leasing business provide the company with a predictable level of steady cash flows. In addition, our management team has been successful in lowering Trinity’s cost of capital and streamlining our operating structure. We are making great progress in optimizing our balance sheet. We just completed another successful financing of a portfolio of railcars. Melendy will provide information about this during her comments.
I am optimistic about the opportunities that lie ahead for our company. During my 44 years with Trinity, we have successfully navigated through a wide variety of situations, transformed our company multiple times, and significantly expanded our competencies. Our railcar lease fleet is now one of the largest in North America. Our management team is highly collaborative and capable. In my opinion, our strengths open the door to a wide range of new possibilities to create value for our customers and shareholders.
Early last month, I informed our Board of my desire to transition into retirement. The Board has initiated a search to identify Trinity’s next CEO. The search includes both internal and external candidates and is progressing well. I will continue in my current role as long as necessary to facilitate a smooth transition. I am confident our Board will select a strong, well-qualified CEO.
It has been my honor and privilege to be the CEO of this great company for 20 years. Trinity has played an important role in shaping key aspects of our country’s infrastructure and has a bright future. The Board and Trinity’s management team is committed to executing a robust strategy that supports our vision of being a premier provider of railcar products and services in North America.
My career at Trinity has been very fulfilling. I grew up within Trinity‘s culture, which emphasizes collaboration, flexibility, professionalism, integrity and other values. I have a deep appreciation for the craftsmanship of our employees. They are dedicated to the quality and excellence of our products. I treasure my relationships with our employees, customers, suppliers and other stakeholders. I am very grateful for all the people who have helped make Trinity a great company. I will always be passionate about Trinity, our vision, and our stakeholders. Trinity has a great legacy, and I look forward to watching our Company continue to grow and flourish.
I will now turn the conference call over to Eric for his comments.